NOTICE OF WITHDRAWAL OF TENDER

Regarding Limited Liability Company Interests In

Grosvenor Registered Multi-Strategy Master Fund, LLC

Tendered Pursuant to the Offer to Purchase

Dated December 20, 2018

The Offer will expire

at, and this Notice of Withdrawal must be

received by, 12:00 midnight, Eastern Time,

on January 25, 2019, unless the Offer is extended.

Complete this Notice of Withdrawal and return by Mail or E-Mail:

By Mail:

Grosvenor Funds

c/o BNY Mellon TA Alternative Investment RIC Funds

4400 Computer Drive

Westborough, MA 01581

Phone: (877) 355-1469

By E-Mail:

grosvenordeinvservices@bnymellon.com

Please include the words “Grosvenor Funds Tender Documents” in the subject line.

You are responsible for confirming that this Notice of Withdrawal is received by the Fund.

Notice of Withdrawal of Tender - Master	Page 1

Ladies and Gentlemen:

The undersigned hereby withdraws the tender of its limited liability company interest in Grosvenor Registered Multi-Strategy Master Fund, LLC (the “Fund”), or the tender of a portion of such interest, for purchase by the Fund that previously was submitted by the undersigned in a Letter of Transmittal dated _____________________.

This tender was in the amount of:

☐ Entire limited liability company interest in the Fund (“Interest”)

☐ Portion of Interest expressed as a specific dollar value: $_____________________

Partial tenders are subject to maintenance of a minimum account balance of at least $25,000. The undersigned understands that if the undersigned tenders an amount that would cause the undersigned’s account balance to fall below $25,000, the Fund reserves the right to reduce the amount to be purchased from the undersigned so a minimum $25,000 account balance is maintained.

The undersigned recognizes that upon submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Interest (or portion thereof) previously tendered will not be purchased by the Fund upon expiration of the tender offer described above.

FOR INDIVIDUAL INVESTORS (including spouses invested jointly):

Signature of Investor(s) or Authorized Person(s)	Signature of Investor(s) or Authorized Person(s)

Name of Signatory (please print)	Name of Signatory (please print)

Title of Authorized Person (please print)	Title of Authorized Person (please print)

Date	Date

FOR ENTITY INVESTORS (e.g., trusts, endowments, foundations, corporations, and partnerships):

Signature of Investor(s) or Authorized Person(s)	Signature of Investor(s) or Authorized Person(s)

Name of Signatory (please print)	Name of Signatory (please print)

Title of Authorized Person (please print)	Title of Authorized Person (please print)

Date	Date
Signature of Investor(s) or Authorized Person(s)	Signature of Investor(s) or Authorized Person(s)

Name of Signatory (please print)	Name of Signatory (please print)

Notice of Withdrawal of Tender - Master	Page 2

Title of Authorized Person (please print)	Title of Authorized Person (please print)

Date	Date

Notice of Withdrawal of Tender - Master	Page 3